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                                                                    EXHIBIT 10.3

                                                  September 12, 1994

Mr. Dean W. Case
Reliance Insurance Company
4 Penn Center Plaza
Philadelphia, PA 19103


Dear Dean:

     This will confirm our understandings with respect to your continued employment by Reliance Insurance Company ("Reliance") in light of your expressed desire to reduce your day to day involvement with Reliance in order to have the time to attend to your personal affairs. Specifically, we have agreed as follows:

     1. You will continue in your present position as President and Chief Operating Officer of Reliance until September 30, 1994, at your present salary. You will continue to serve as a director of Reliance and its parent companies, at no additional compensation, until the next annual meetings of shareholders of those companies. Your deferred bonus payments in respect of 1992 and 1993 and any bonus earned in respect of 1994 (for which you will be given full 12 months credit) will be paid to you in accordance with Reliance's management incentive plan on the basis of your being treated as a continuing employee.

     2. Commencing on October 1, 1994 and continuing until June 1, 1998 (the "Employment Period"), you will be employed by Reliance in an executive capacity, with the title of Vice Chairman or such other executive title as may be determined by me or the Board of Directors, at your present salary until December 31, 1994 and thereafter during the
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Employment Period at a salary of $150,000 per year.  You will not be eligible to earn any bonus in respect of any period commencing on or after January 1, 1995. You will be entitled to reimbursement of your out-of-pocket expenses incurred on Reliance business in accordance with the prevailing policies of Reliance.

     3. During the Employment Period, you will be entitled to continue to participate in all benefit plans available to employees of Reliance in accordance with the provisions of those plans, other than the Executive Medical Reimbursement Plan and the Savings Incentive Plan.

     4. During the Employment Period, you will perform such executive functions as may be requested from time to time by me or the Board of Directors. You will not be required to perform such functions in excess of 75 hours per month. Furthermore, during the Employment Period, you will not be employed in any capacity by, or own a material interest in, any entity, other than Reliance, engaged in any aspect of the insurance business.

     5. As a continuing employee of Reliance, your stock options will continue to be exercisable in accordance with the terms of your Stock Option Agreement and the 1986 Stock Option Plan.

     6. On June 1, 1998, your employment by Reliance will cease, and as of that date you will elect early retirement and receive a retirement benefit from Reliance, in the aggregate amount of $150,000 per year, payable as a single life annuity. The $150,000 per year payment will be comprised of the normal early retirement benefit due you under Reliance's Pension Plan and the remainder from a supplemental annuity purchased by Reliance on your behalf (which is in lieu of any payments under Reliance's Supplemental Pension Plan).

     7. In the event of your disability during the Employment Period, you will continue to receive your salary of $150,000 per year. In the event of your death during the Employment Period, your salary through the end of the year in which death occurred will be paid to your personal representative.

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     8. This agreement is subject to approval by the Special Compensation
Committee.

     I want to reiterate how important and valuable an executive you have been to Reliance and to thank you for your loyalty and dedication over the years. I look forward to our continuing to work together in the coming years. If the foregoing accurately sets forth our agreement, I would appreciate your signing a copy of this letter and returning it to me.

                              Sincerely yours,


                              /s/ Robert M. Steinberg
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                              Robert M. Steinberg


AGREED:


/s/ Dean W. Case
- - -------------------------
Dean W. Case



3770.01

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